As filed with the Securities and Exchange Commission on January 20, 2012

Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

COMMUNITY BANK SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	16-1213679
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5790 Widewaters Parkway
DeWitt, New York 13214
(315) 445-2282

(Address, including zip code, telephone number,
including area code, of registrant’s principal executive offices)

Mark E. Tryniski
President and Chief Executive Officer
5790 Widewaters Parkway
DeWitt, New York 13214
(315) 445-2282

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

George J. Getman Executive Vice President and General Counsel Community Bank System, Inc. 5790 Widewaters Parkway DeWitt, New York 13214 (315) 445-2282	Danielle M. McCann, Esq. Bond, Schoeneck & King, PLLC One Lincoln Center Syracuse, New York 13202-1355 (315) 218-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(d) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, $1.00 par value per share

(1)	An indeterminate amount of securities to be offered at indeterminate prices are being registered pursuant to this registration statement.
(2)	In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fees.

5790 Widewaters Parkway
DeWitt, NY 13214-1883
Phone: (315) 445-2282

Common Stock

Community Bank System, Inc.’s (the “Company”) common stock may be offered and sold by the Company and/or may be offered and sold, from time to time, by one or more selling shareholders to be identified in the future. We will provide the specific terms of the common stock and the offering in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the common stock described in the applicable prospectus supplement. The Company’s common stock is listed on the New York Stock Exchange under the symbol “CBU.”

Investing in the Company’s common stock involves risks. See the section entitled “Risk Factors” in the Company’s most recent annual report on Form 10-K, which is incorporated herein by reference, in any of the Company’s subsequently filed quarterly and current reports that are incorporated herein by reference and in any applicable prospectus supplement.

We may offer and sell the common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus may not be used to sell common stock unless accompanied by the applicable prospectus supplement.

These shares of common stock will be our equity securities and will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated January 20, 2012

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ABOUT THIS PROSPECTUS

This document is a prospectus and is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Each time we sell common stock we will provide a prospectus supplement containing specific information about the terms of the offering. The prospectus supplement may include a discussion of any risk factors or other special considerations that apply to the offering. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus (including the information incorporated by reference herein) and any prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Community Bank,” “Company,” “we,” “us,” “our” or similar references mean Community Bank System, Inc.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of those documents from the SEC at prescribed rates for the cost of copying by writing to the Public Reference Room of the SEC at the same address. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, 17th floor, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) before the date that the offering of the common stock by means of this prospectus is completed:

1.  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

2.  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011;

3.  Our Current Reports on Form 8-K, filed with the SEC on January 6, 2011, March 1, 2011, March 28, 2011, April 1, 2011, April 11, 2011, May 12, 2011, May 16, 2011, May 27, 2011 (as amended on October 21, 2011), December 30, 2011, and January 20, 2012; and

4.  The descriptions of the common stock contained in our registration statement on Form 8-A (File No. 001-13695) filed on December 9, 1997, including any amendments or reports filed for the purpose of updating such description.

Unless otherwise stated in the applicable report, information furnished under Item 2.02 or 7.01 on our Current Reports on Form 8-K, including those listed above, is not incorporated herein by reference. Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus is not part of this prospectus.

You may request a copy of these filings at no cost by writing or telephoning us at:

Community Bank System, Inc.
5790 Widewaters, Parkway
DeWitt, New York 13214-1883
(315) 445-2282
Attn: Donna J. Drengel, Corporate Secretary

You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you different information. We are not making an offer of these shares of common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

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USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, the net proceeds from the sale of the common stock will be used for working capital and general corporate purposes. We will not receive any proceeds from the sale of any common stock by selling security holders.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the common stock will be passed upon for us by our counsel, Bond, Schoeneck & King, PLLC, Syracuse, New York. Any underwriters will be represented by their own legal counsel.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

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Part II
Information Not Required in the Prospectus

Item 14. Other Expenses of Issuance and Distribution

The expenses in connection with the distribution of the common stock being registered hereby are as follows:

SEC Registration Fee		$(1)
Listing Fees		$(2)
Legal Fees		$(2)
Accounting Fees		$(2)
Transfer Agent and Registrar		$(2)
Printing, Postage and Handling Expenses		$(2)
Miscellaneous Expenses		$(2)
Total	$

(1)	To be determined. Registrant is deferring payment of the registration fee in reliance on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended.
(2)	To be determined. These fees are calculated based on the number of issuances and amount of common stock offered and accordingly cannot be estimated at this time.

Item 15. Indemnification of Officers and Directors

The Registrant is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability but in view of all the circumstances, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article 9 of the Registrant’s Certificate of Incorporation provides that the Registrant’s directors shall not be liable to the Registrant or its shareholders for monetary damages as a result of breach of fiduciary duty, except for liability for breach of a director’s duty of loyalty, for acts not undertaken in good faith or which involve intentional misconduct or a knowing violation of law, or for a transaction from which a director derives an improper personal benefit.

Article 8 of the Bylaws of the Registrant provide that the Registrant shall indemnify any person made, or threatened to be made, a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Registrant, to the fullest extent and in the manner set forth in and permitted by the DGCL, and any other applicable law, as from time to time in effect.

In addition, as permitted under Delaware law, the Registrant maintains liability insurance covering directors and officers of the Registrant and its subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 16. Exhibits.

4.1	Certificate of Incorporation of Community Bank System, Inc., as amended. Incorporated by reference to Exhibit No. 3.1 to the Registration Statement on Form S-4 filed on October 20, 2000 (Registration No. 333-48374).
4.2	Certificate of Amendment of Certificate of Incorporation of Community Bank System, Inc. Incorporated by reference to Exhibit No. 3.1 to the Quarterly Report on Form 10-Q filed on May 7, 2004 (Registration No. 001-13695).
4.3	Bylaws of Community Bank System, Inc., amended July 18, 2007. Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on July 24, 2007. (Registration No. 001-13695).
4.4	Form of Common Stock Certificate. Incorporated by reference to Exhibit No. 4.1 to the Amendment No. 1 to the Registration Statement on Form S-3 filed on September 29, 2008 (Registration No. 333-153403).
5.1	Opinion of Bond, Schoeneck & King, PLLC as to the validity of the common stock to be registered.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Bond, Schoeneck & King, PLLC (included in Exhibit 5.1).
24.1	Power of Attorney.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)  If the registrant is relying on Rule 430B (17 C.F.R. §230.430B):

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (17 C.F.R. §230.424(b)(3)) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (17 C.F.R. §230.424(b)(2), (b)(5), or (b)(7)) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (17 C.F.R. §230.415(a)(1)(i), (vii), or (x)) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of the registrant’s securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (17 C.F.R. §230.424);

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in DeWitt, New York on the 20th day of January, 2012.

COMMUNITY BANK SYSTEM, INC.
By: /s/ Mark E. Tryniski Name: Mark E. Tryniski Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Mark E. Tryniski Mark E. Tryniski	President, Chief Executive Officer and Director (Principal Executive Officer)	January 20, 2012
/s/ Scott A. Kingsley Scott A. Kingsley	Treasurer and Chief Financial Officer (Principal Financial Officer)	January 20, 2012
/s/ Nicholas A. DiCerbo Nicholas A. DiCerbo	Chair of the Board	January 20, 2012
/s/ Brian R. Ace Brian R. Ace	Director	January 20, 2012
/s/ Mark J. Bolus Mark J. Bolus	Director	January 20, 2012
/s/ Paul M. Cantwell, Jr. Paul M. Cantwell, Jr.	Director	January 20, 2012
/s/ Neil E. Fesette Neil E. Fesette	Director	January 20, 2012
/s/ James A. Gabriel James A. Gabriel	Director	January 20, 2012
/s/ James W. Gibson, Jr. James W. Gibson, Jr.	Director	January 20, 2012
/s/ Edward S. Mucenski Edward S. Mucenski	Director	January 20, 2012
/s/ John Parente John Parente	Director	January 20, 2012
/s/ Sally A. Steele Sally A. Steele	Director	January 20, 2012

SIGNATURE	TITLE	DATE
/s/ Alfred S. Whittet Alfred S. Whittet	Director	January 20, 2012
/s/ James A. Wilson James A. Wilson	Director	January 20, 2012
/s/ Brian R. Wright Brian R. Wright	Director	January 20, 2012